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                                                                     EXHIBIT 4.1


                         EON COMMUNICATIONS CORPORATION
                           2001 EQUITY INCENTIVE PLAN

1.   PURPOSE.
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     (a)   The purpose of the eOn Communications Corporation 2001 Equity
     Incentive Plan (the "Plan") is to provide a means by which selected employees of, and consultants and service providers to, eOn Communications Corporation (the "Company") and its Affiliates, as defined in subparagraph 1(b), may be given an opportunity to benefit from increases in value of the stock of the Company. The Plan will be effected solely through the granting of nonstatutory stock options. Officers and directors of the Company may not be granted rights under the Plan at a time when such officer or director status exists. Officers of Affiliates may be granted rights under the Plan at a time when officer status exists, provided the individual is not also an officer of the Company. Directors of an Affiliate may not be granted rights under the Plan. The rights of a person to whom option rights are granted under the Plan will not be affected by a later change to officer or director status with respect to the Company or an Affiliate, as applicable.

     (b) The word "Affiliate" as used in the Plan means any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424 (e) and (f), respectively, of the Internal Revenue Code of 1986, as amended from time to time (the "Code").

     (c) The Company, by means of the Plan, seeks to retain and reward the services of eligible persons now or later employed by, or providing consulting or other services to, the Company, in order to secure and retain the services of persons capable of filling such positions, and to provide incentives for such persons to exert maximum efforts for the success of the Company.

2.   ADMINISTRATION.
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     (a)   The Plan shall be administered by the Board of Directors of the
     Company. The Board may, in its discretion, delegate administrative authority to a committee (the "Committee"). The Board of Directors may abolish a Committee or revise the authority of any Committee at any time. The Board and/or Committee, as applicable, is referred to below as the "Administrator." To the extent administrative authority is delegated by the Board to a Committee, references below to the Administrator shall be deemed to be a reference to the Committee.

     (b) The Administrator shall have the power, subject to the limitations and express provisions of the Plan:

           (i) To determine from time to time which of the persons eligible under the Plan shall be granted nonqualified stock options ("Option Awards") and the number of shares with respect to which Option Awards shall be granted to each such person.

           (ii) To construe and interpret the Plan and Option Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Option Award, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

                                 Exhibit 4.1.1

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           (iii) To amend the Plan as provided in paragraph 11.

           (iv) Generally, to exercise such powers and to perform such acts as the Administrator deems necessary or expedient to promote the best interests of the Company.

3.   SHARES SUBJECT TO THE PLAN.
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     (a)   Subject to the provisions of paragraph 9 relating to adjustments upon changes in stock, the stock that may be issued pursuant to Option Awards granted under the Plan shall not exceed in the aggregate five hundred thousand (500,000) shares of the Company's voting common stock. If any option or right granted under the Plan shall for any reason expire or otherwise terminate without having been exercised in full or which is settled in cash, the stock not issued under such option or right shall again become available to the Plan.

     (b) The stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

4.   ELIGIBILITY.
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          Option Awards may be granted only to employees of, and consulting and other service providers to, the Company or its Affiliates. Officers and directors of the Company may not be granted rights under the Plan at a time when such officer or director status exists. Officers of Affiliates may be granted rights under the Plan at a time when officer status exists, provided the individual is not also an officer of the Company. Directors of an Affiliate may not be granted rights under the Plan. The rights of a person to whom option rights are granted under the Plan will not be affected by a later change to officer or director status with respect to the Company or an Affiliate, as applicable.

5.   TERMS OF OPTION AWARDS.
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          Each Option Award shall be in such form and shall contain such terms and conditions as the Committee shall deem appropriate. The provisions of separate options need not be identical, but each option shall include (through incorporation of provisions hereof by reference in the option or otherwise) the substance of each of the following provisions:

The term of any option shall not exceed (10) years from the date it was granted.

     (a) The exercise price of each Option Award shall be determined by the Administrator on such basis as it deems appropriate.

     (b) The purchase price of stock acquired pursuant to an option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash at the time the option is exercised, or (ii) at the discretion of the Administrator, determined either at the time of the grant or exercise of the option, (A) by delivery to the Company of other common stock of the Company, (B) according to a deferred payment or other arrangement (which may include, without limiting the generality of the foregoing, the use of other common stock of the Company) with the person to whom the option is granted or to whom the option is transferred pursuant to subparagraph 5(d), or (C) in any other form of legal consideration that may be acceptable to the Administrator.

     (c) Unless otherwise expressly stated in the option, an Option Award shall not be transferable except by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the person to whom the option is granted only by such person, nor shall an Option Holder have the right or power to

                                 Exhibit 4.1.2

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     anticipate, accelerate, convey, assign or otherwise alienate, hypothecate, pledge or otherwise encumber any Option Award or the shares subject to the Option Award.

     (d) In the absence of an express declaration to the contrary by the Administrator in the grant of a specific option(s), shares of stock subject to any Option Award shall vest as follows: twenty-five percent (25%) of an Option Award shall vest on the date as of which the option holder has completed one (1) year of service with the Company or Affiliate, as applicable, on an elapsed time basis, measured from the date on which the individual first performs services for the Company or Affiliate and without regard to hours of service performed during the measuring period. The remaining seventy-five percent (75%) of any such Option Award shall vest at the rate of one thirty-sixth (1/36) for each additional month of continuous service with the Company or Affiliate thereafter. Each measuring period of service shall be deemed to have been completed on the same date within the relevant month as the date on which the individual first performed services for the Company or Affiliate. In the case of any Option Award granted to a person using different exercise prices, this paragraph shall be applied separately to the shares granted at each option price.

     (e) A vested Option Award may be exercised only during the period of employment or other service relationship with the Company or Affiliate, or within the ninety (90) day period beginning on the date such employment or service ends on any basis.

     (f) If provided in the Option Award, each Option Award shall carry the right to receive any dividend or dividend equivalent on vested shares, under such terms and conditions if any as may be specified in the Option Award. In the absence of a specific provision in a particular grant, no such rights shall attach.

6.   COVENANTS OF THE COMPANY.
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          During the term of any Option Award granted under the Plan, the
     Company shall keep available at all times for issuance or sale the number of shares of stock required to satisfy such Option Award.

7.   USE OF PROCEEDS FROM STOCK.
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          Proceeds from the sale of stock pursuant to Option Awards granted under the Plan shall constitute general funds of the Company.

8.   MISCELLANEOUS.
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     (a)   The Administrator shall have the power to accelerate the time during which an Option Award may be exercised or the time during which an option or stock acquired pursuant to an Option Award will vest, notwithstanding the provisions in the Option Award stating the time during which it may be exercised or the time during which stock acquired pursuant thereto will vest.

     (b) Except as may be specifically provided in the grant of a particular Option, neither a recipient of an Option Award nor any person to whom an Option Award is transferred under subparagraph 5(d) shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to such Option Award unless and until such person has satisfied all requirements for exercise of the Option Award pursuant to its terms and is thereby entitled to receive shares of stock.

                                 Exhibit 4.1.3

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     (c)   Nothing in the Plan or any instrument executed or Option Award granted pursuant thereto shall confer upon any recipient any right to continue in the employ of the Company or any Affiliate or to limit the Company's right to terminate the employment or directorship of any participant with or without cause. In the event that an Option Award recipient is permitted or otherwise entitled to take a leave of absence, the Company shall have the unilateral right to (i) determine whether such leave of absence will be treated as a termination of employment for purposes of his or her Option Award, and (ii) suspend or otherwise delay the time or times at which the shares subject to the Option Award would otherwise vest.

     (d) The recipient of stock as a result of the exercise of a vested Option Award may satisfy any federal, state or local tax withholding obligation relating to the exercise or receipt of such Option Award by any of the following means or by a combination of such means: (i) tendering a cash payment: (ii) authorizing the Company to withhold from the shares of the common stock otherwise issuable to the participant as a result of the exercise or receipt of the Option Award cash or a number of shares having a fair market value less than or equal to the amount of the withholding tax obligation; or (iii) delivering to the Company owned and unencumbered shares of the common stock having a fair market value less than or equal to the amount of the withholding tax obligation.

     (e) In connection with each Option Award made pursuant to the Plan, the Company may require as a condition precedent to its obligation to issue or transfer shares to an eligible participant, that such participant make arrangements satisfactory to the Company to insure that the amount of any federal or other withholding tax required to be withheld with respect to such sale or transfer, or such removal or lapse, is made available to the Company for timely payment of such tax.

9.   ADJUSTMENTS UPON CHANGES IN STOCK.
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          If any change is made in the stock subject to the Plan, or subject to any Option Award granted under the Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Plan and outstanding Option Awards will be appropriately adjusted in the class(es) and maximum number of shares subject to the Plan and the class(es) and number of shares and price per share of stock subject to outstanding Option Awards.

10.  AMENDMENT OF THE PLAN.
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     (a)   The Administrator at any time, and from time to time, may amend the
     Plan subject to and within the limitations of any resolutions approved by the Board of Directors.

     (b) Subject to the terms of any delegation of authority from the Board, the Administrator in its discretion shall determine at the time of each amendment of the Plan whether or not to submit such amendment to the Board of Directors of the Company for approval.

     (c) Rights and obligations under any Option Award granted before amendment of the Plan shall not be altered or impaired by any amendment of the Plan unless (i) the Company requests the consent of the person to whom the Option Award was granted and (ii) such person consents in writing.

                                 Exhibit 4.1.4

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11.  TERMINATION OR SUSPENSION OF THE PLAN.
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     (a)   The Administrator may suspend or terminate the Plan at any time. No
     Option Awards may be granted under the Plan while the Plan is suspended or after it is terminated. Upon the termination of the Plan, all Option Awards shall become fully vested. Notwithstanding any other provision of this Plan, no Option Award may be exercised more than ninety (90) days after the effective date of such termination.

     (b) Rights and obligations under any Option Award granted while the Plan is in effect shall not be altered or impaired by suspension or termination of the Plan, except with the consent of the person to whom the Option Award was granted.

12.  EFFECTIVE DATE OF PLAN.
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     The Plan shall be effective as of May 22, 2001.

                                 Exhibit 4.1.5